Exhibit 5.1

JEFFREY G. KLEIN, P.A.
2600 North Military Trail,  Suite 270
Boca Raton, Florida 33431

Telephone: (561)997-9920	Telefax: (561)241-4943

May 3, 2010

Board of Directors
Wind Works Power Corp.
346 Waverley Street
Ottawa, Ontario   K2P 0W5

 Re:           Registration Statement on Form S-1

Gentlemen:

    We are acting as counsel to Wind Works Power Corp., a  Nevada corporation (the “Company” or the “Registrant”), in connection with the filing of the Company’s Registration Statement on Form S-1  (the “Registration Statement”).

    This opinion letter is furnished to you at your request to enable you to satisfy certain requirements for the filing of the Form S-1 Registration Statement with the Securities and Exchange Commission.

    In preparation of this opinion letter, we have reviewed the certificate of incorporation as amended, by-laws as amended, and minutes of meetings and actions of the Board of Directors of the  Registrant,   and such other documents deemed relevant  (the “Documents”).

    In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

    This opinion letter is based on the laws of the state of Nevada.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

    Based on the facts and representations contained in the above-referenced documents, we are of the opinion that:

    1. The Registrant is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business  as presently conducted.

    2. The shares of common stock  to be issued pursuant to the Registration Statement  have been duly authorized and when issued  will be legally issued, fully paid and non-assessable.

    3. The Registration Statement and the issuance of the common stock thereunder, and subject to compliance with all conditions, if any, set forth in the S-1, will not (i) violate any provision of the Registrant's Articles of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Registrant is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Registrant  under any agreement or any commitment to which the Registrant is a party or by which it is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree (including federal and state securities laws and regulations) applicable to the Registrant or by which any property or asset of the Registrant is bound or affected, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations or violations as would not, individually or in the aggregate, have a material adverse effect on the Registrant.

    All opinions rendered herein are as of the date hereof and are based upon the circumstances that exist at the present time, including, without limitation, statutes, cases, regulations, facts and circumstances as they currently exist, all of which are subject to change. I assume no obligation to update or supplement the opinions given herein to reflect any facts or circumstances, which may hereafter come to my attention, or any changes in laws or interpretations thereof, which may hereafter occur.

    Any qualification of the opinions herein "to my  knowledge" means the actual awareness of information by me by virtue of my involvement (i) in acting as counsel to the Registrant in connection with the transactions contemplated by the S-1, or (ii) in the preparation of this opinion. Any reference to "my knowledge" does not create or infer any obligation on my part to have undertaken any investigation or inquiry with respect to the matters to which such references are made.

    Except as to the matters, documents and transactions specifically addressed herein, I express no opinion whatsoever, and no opinion whatsoever is to be inferred, as to any other matter, document or transaction.

    This opinion letter has been prepared for your use in connection with the Form S-1  Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

    This opinion is given in my capacity as an attorney admitted and in good standing to practice law in the State of Florida, and incorporates by reference the Report on Standards for Opinions of Florida Counsel as adopted by the Business Law Section of The Florida Bar.

Sincerely,

/s/Jeffrey G. Klein
Jeffrey G. Klein